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                           EXHIBIT 99 - PRESS RELEASE

                                  GAMOGEN, INC.
  1930 Village Center Circle, Suite 3-83, Summerlin, Nevada 89134 (702)615-5922


For Immediate Release:


                    GAMOGEN, INC. ANNOUNCES THE SIGNING OF A
                  LETTER OF INTENT WITH CDMI PRODUCTIONS, INC.

SUMMERLIN, NEVADA, December 19, 2001. Gamogen, Inc. (OTCBB: GAMN) today announced that a Letter of Intent was signed between CDMI Productions, Inc.
(CDMI) and Gamogen, Inc. that provides for a merger between CDMI and GAMN.

CDMI Productions, Inc., a Delaware corporation, is a development stage company that has recently been organized to produce feature length motion pictures at low or moderate cost. CDMI proposes to enter into distribution agreements with domestic theatrical, European theatrical, video, DVD, Internet, and international theatrical distribution markets. In addition, CDMI proposes to provide sound stages, production facilities as well as specialized equipment to the entertainment industry. The new company has had no revenues and limited capital at this time and anticipates that it will need to raise substantial additional capital before it will begin production.

The Letter of Intent contemplates, among other things, that upon completion of the merger and related transactions the surviving corporation will issue a total of 4,619,689 shares to its principal stockholder and to a CDMI affiliate, and that Gamogen will have $300,000 in cash (less expenses for completing these transactions). After the merger, the surviving corporation would have a total of 6,000,000 shares of common stock outstanding, of which 2,330,311 shares will be owned by the former Gamogen stockholders and 3,669,689 shares will be owned by affiliates of CDMI. As a result of the merger, Gamogen's name will be changed to CDMI Productions, Inc. and it is anticipated that the trading symbol will also be changed.

Upon closing of this transaction, the Gamogen Board of Directors will resign and will be replaced by individuals with backgrounds and experience in the film industry and other areas of entertainment.

Gamogen also proposes to spin off its subsidiary, Gyneco, Inc., to its stockholders on a one-for-one basis. Gamogen will be sending stockholders an information statement providing further information about these transactions and instructions on exchanging stock certificates.

The closing is subject to certain other conditions, including the signing of a Definitive Agreement and the distribution to Gamogen shareholders of an information statement about these transactions, which will reflect the approval of Gamogen's majority shareholder. At this time, there is no assurance that this transaction will be completed or that CDMI will be able to effectuate its business plan or generate revenues or profits.


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Statements in this release that are not strictly historical are
"forward-looking" statements that are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, which may cause Gamogen's or CDMI's actual results in the future to differ materially from expected results. These risks are qualified in their entirety by cautionary language and risk factors set forth in Gamogen's filings with the Securities and Exchange Commission.

Contact: Harold S. Fleischman, Director